Exhibit 99.1

NEWS RELEASE
August 14, 2007	Contact: Scott R. Royster, EVP and CFO
FOR IMMEDIATE RELEASE	(301) 429-2642
Washington, DC
RADIO ONE, INC. ADJUSTS
SECOND QUARTER RESULTS UPWARDS
Adjustments effect non-cash items only
Washington, DC: — Radio One, Inc. (NASDAQ: ROIAK and ROIA) (the “Company”) reported revised results for the quarter ended June 30, 2007. On August 2, 2007, Radio One, Inc. issued a press release announcing results of operations for the three and six months ended June 30, 2007, a copy of which was furnished to the Securities and Exchange Commission on Form 8-K on August 2, 2007. We are amending the results to correct the amounts of Equity in Loss of Affiliated Company and Benefit for Income Taxes in Results of Operations and Total Assets, Total Liabilities and Total Stockholders’ Equity in its Selected Balance Sheet Data. After correcting these amounts, the Net Loss for the three months ended June 30, 2007 decreased $1.3 million from the $7.6 million previously reported in the press release to $6.3 million, and the Net Loss for the six months ended June 30, 2007 decreased $1.4 million from $6.9 million to $5.5 million. Diluted earnings per share for the three months ended June 30, 2007 improved from a loss of $(.08) per share previously reported in the press release to $(.06) per share, and the diluted earnings per share for the six months ended June 30, 2007 improved $.01 from $(.07) to $(.06) per share. This correction impacts only the referenced accounts and balance sheet categories and has no impact on cash, operating cash flow or station operating income.
The change in the Loss in Affiliated Company was related to further research of the accounting requirements under our hypothetical liquidation at book value approach as our allocable share of our affiliated company’s losses increased due to the composition of its capital structure. The increased Benefit for Income Taxes was the result of further clarification of the accounting for Section 162(m) based on the amended proxy disclosure rules, the impact of the change in Equity in Loss of Affiliated Company and a modification of our annual effective income tax rate.
The changes are reflected in the Form 10-Q filed by the Company on August 9, 2007 and can be accessed at http://www.sec.gov or on the Company’s website at www.radio-one.com under investor relations. The following table sets forth the line items impacted by the revisions described above.
MORE-

Exhibit 99.1
PAGE 2 — RADIO ONE, INC. REPORTS REVISED SECOND QUARTER RESULTS
RESULTS OF OPERATIONS

	Three Months Ended June 30, 2007			Six Months Ended June 30, 2007
	Press			Press
	Release	Adjustments	10-Q	Release	Adjustments	10-Q
	(unaudited)			(unaudited)

	(in thousands)			(in thousands)

SELECTED INCOME STATEMENT DATA:
Operating income	$9,766	$—	$9,766	$29,490	$—	$29,490

EQUITY IN LOSS OF AFFILIATED COMPANY	3,308	963	4,271	3,800	963	4,763

Loss before benefit for income taxes, minority interest in income of subsidiaries and discontinued operations	11,825	963	12,788	10,403	963	11,366

BENEFIT FOR INCOME TAXES	4,223	2,659	6,882	3,892	2,440	6,332

Net (loss)/income from continuing operations	(8,521)	1,696	(6,825)	(8,337)	1,478	(6,859)

Income (loss) from discontinued operations	905	(334)	571	1,466	(116)	1,350

Net (loss)/income	$(7,616)	$1,362	$(6,254)	$(6,871)	1,362	$(5,509)

Net (loss)/income per share	$(.08)	$.01	$(.06)	$(.07)	$.01	$(.06)

	June 30, 2007

	(unaudited)

	(in thousands)

	Press
SELECTED BALANCE SHEET DATA:	Release	Adjustments	10-Q

Total assets	$2,180,817	$39	$2,180,856

Total liabilities	1,167,559	(2,324)	1,165,235
Total stockholders’ equity	1,011,453	2,363	1,013,816
Radio One, Inc. (www.radio-one.com) is one of the nation’s largest radio broadcasting companies and the largest radio broadcasting company that primarily targets African-American and urban listeners. Pro forma for recently announced transactions, Radio One owns and/or operates 60 radio stations located in 19 urban markets in the United States. Additionally, Radio One owns Magazine One, Inc. (d/b/a Giant Magazine) (www.giantmag.com), interests in TV One, LLC (www.tvoneonline.com), a cable/satellite network programming primarily to African-Americans and Reach Media, Inc. (www.blackamericaweb.com), owner of the Tom Joyner Morning Show and other businesses associated with Tom Joyner. Radio One also operates the only nationwide African-American news/talk network on free radio and programs “XM 169 The POWER,” an African-American news/talk channel, on XM Satellite Radio.